UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2020

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Straits View #12-00, Marina One East Tower Singapore	018936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
$0 Par Value Ordinary Shares	WVE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On December 9, 2020, Wave Life Sciences USA, Inc. (the “Subsidiary”), a wholly-owned subsidiary of Wave Life Sciences Ltd. (and together with the Subsidiary for purposes of this Item 1.01, the “Company”), exercised its option to lease additional laboratory and office space at 733 Concord Avenue, Cambridge, Massachusetts, which serves as the Company’s U.S. headquarters, and entered into the First Amendment with CPI/King 733 Concord Owner, LLC (the “Lease Amendment”). The Lease Amendment amends the lease agreement dated as of April 6, 2015, between the Subsidiary and King 733 Concord LLC, an affiliate of King Street Properties Investments, LLC (the “733 Concord Lease”). For more information regarding the 733 Concord Lease, please refer to Exhibit 10.5 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 2, 2020.

Under the Lease Amendment, the lease term is currently expected to commence on or about October 1, 2021 (the “Commencement Date”), and provides the Company with an additional approximately 13,126 square feet of office and laboratory space to supplement the space the Company leased under the 733 Concord Lease. The combined space results in a total of approximately 44,019 square feet, which constitutes the entire building at 733 Concord Avenue, Cambridge, Massachusetts. The Company has agreed to pay an additional average base rent of approximately $1.08 million per year for the additional space for five years beginning on the Commencement Date. In addition, the Company is responsible for paying certain costs and expenses, in addition to the rent, including a proportionate share of applicable taxes, operating expenses, and utilities.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of December 4, 2020, David Gaiero, who previously served as Interim Chief Financial Officer of Wave Life Sciences Ltd. (the “Company” for purposes of this Item 5.02), stepped down from his position. Mr. Gaiero’s transition was not the result of any disagreement with the Company or its Board of Directors or any matter relating to the Company’s operations, policies or practices.

(c) Effective as of December 5, 2020, the Company’s Board of Directors approved the promotion of Kyle Moran to become the Company’s Chief Financial Officer, making him the Company’s principal financial officer and principal accounting officer.

Mr. Moran, age 50, has served as a key strategic leader and executive team member of the Company since July 2014. During his tenure, Mr. Moran has led the Company through several key milestones, including building the finance organization and leading the Company’s initial public offering in 2015, directing the construction of the Company’s cGMP manufacturing facility in Lexington, Massachusetts, and establishing the Company’s manufacturing and technical operations capabilities to manufacture stereopure oligonucleotides. Mr. Moran has held various financial and operational leadership roles of increasing responsibility, including Vice President, Head of Finance from July 2014 through August 2016; Vice President, Technical Operations from August 2016 through December 2017; Senior Vice President, Technical Operations, December 2017 through November 2018; Senior Vice President, Operations and Business Analytics from November 2018 through January 2020; and most recently as Senior Vice President, Finance and Operations from January 2020 through his promotion to Chief Financial Officer. Prior to joining the Company, Mr. Moran served as Chief Financial Officer and Chief Operating Officer of Veroha, Inc., an information assurance software company focused on electronic notary solutions, from 2010 to 2014. He was also a founding partner of Context Financial Services, LLC, a boutique consulting firm that provided interim CFO-services to start-up and middle market companies undergoing rapid expansion or needing expert financial counsel and worked there from 2006 to 2014. In addition, Mr. Moran held senior operational and financial roles at leading global financial services firms, including Zurich Scudder Investments, JPMorgan Chase and Putnam Investments. Mr. Moran holds a bachelor’s degree in Economics from Boston College and attended the Lemberg Master’s Program in International Economics and Finance at Brandeis University. Mr. Moran is a Chartered Financial Analyst.

There is no family relationship between Mr. Moran and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Mr. Moran, or any member of Mr. Moran’s immediate family, of the type set forth in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

By:	/s/ Paul B. Bolno, M.D.
Paul B. Bolno, M.D.
President and Chief Executive Officer

Date: December 10, 2020